                                                                   Exhibit 10.2a
                          MILLIKEN OPERATING AGREEMENT


                                 By and Between


                    NEW YORK STATE ELECTRIC & GAS CORPORATION


                                       and


                                 AES NY, L.L.C.



                           Dated as of August 3, 1998
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                                TABLE OF CONTENTS

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                                                                                                                   Page
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SECTION 1 - DEFINITIONS..........................................................................................   2
         1.0      Definitions....................................................................................   2
SECTION 2 - TERM.................................................................................................   7
         2.0      Term...........................................................................................   7
SECTION 3 - SERVICES AND PAYMENTS................................................................................   9
         3.0      Services and Payments..........................................................................   9
                  3.1      Voltage Regulation Requirements.......................................................   9
                  3.2      Requests for Milliken Operation.......................................................  10
                  3.3      Limitation on Operation...............................................................  22
                  3.4      Scheduled Maintenance.................................................................  22
                  3.5      Good Utility Practice and Reliability Rules...........................................  23
                  3.6      Procedures for Certain Contract Changes...............................................  23
                  3.7      Retirement of Units and Buy-Out.......................................................  24
                  3.8      Failure to Operate in Accordance with Agreement.......................................  25
                  3.9      Contact Persons.......................................................................  30

SECTION 4 - ACCESS TO OWNER'S FACILITIES AND RECORDS.............................................................  30
         4.0      Access to Owner's Facilities and Records.......................................................  30
                  4.1      Access, Easements, Conveyances, Licenses, and Restrictions............................  30

SECTION 5 - BILLING PROCEDURES...................................................................................  31
         5.0      Billing Procedures.............................................................................  31
                  5.1      Billing Procedures....................................................................  31
                  5.2      Payment of Invoices...................................................................  32
                  5.3      Interest on Unpaid Balances...........................................................  32
                  5.4      Billing Disputes......................................................................  32

SECTION 6 - CONFIDENTIALITY .....................................................................................  33
         6.0      Confidentiality................................................................................  33
                  6.1      Confidentiality of NYSEG..............................................................  33
                  6.2      Confidentiality of Owner..............................................................  34
                  6.3      Remedies Regarding Confidentiality....................................................  35

SECTION 7 - DEFAULT..............................................................................................  35
         7.0      Event of Default...............................................................................  35

SECTION 8 - INDEMNIFICATION......................................................................................  38
         8.0      Indemnification................................................................................  38
                  8.1      Owner's Indemnification...............................................................  38
                  8.2      NYSEG's Indemnification...............................................................  39
                  8.3      Indemnification procedures............................................................  39
                  8.4      Survival..............................................................................  40

SECTION 9 - FORCE MAJEURE........................................................................................  40
         9.0      Force Majeure..................................................................................  40

SECTION 10 - LIMITATION OF LIABILITY.............................................................................  42
         10.0     Limitation of Damages..........................................................................  42

SECTION 11 - ADDITIONAL REMEDIES.................................................................................  43
         11.0     Additional Remedies............................................................................  43

SECTION 12 - DISPUTES............................................................................................  44
         12.0     Disputes.......................................................................................  44

SECTION 13 - REPRESENTATIONS.....................................................................................  44
         13.0     Representations................................................................................  44
                  13.1     Representations of NYSEG..............................................................  44
                           13.1.a.  Organization.................................................................  44
                           13.1.b.  Authority Relative to this Agreement.........................................  44

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
                           13.1.c.  Regulatory Approval..........................................................  44
                           13.1.d.  Compliance With Law..........................................................  45
                  13.2     Representations of the Owner..........................................................  45
                           13.2.a.  Organization.................................................................  45
                           13.2.b.  Authority Relative to this Agreement.........................................  45
                           13.2.c.  Regulatory Approval..........................................................  46
                           13.2.d.  Compliance With Law..........................................................  46
                  13.3     Representations of Both Parties.......................................................  46

SECTION 14 - ASSIGNMENT/CHANGE IN CORPORATE IDENTITY.............................................................  47
         14.0     Assignment/Change in Corporate Identity........................................................  47

SECTION 15 - SUBCONTRACTORS......................................................................................  49
         15.0     Subcontractors.................................................................................  49

SECTION 16 - LABOR RELATIONS.....................................................................................  49
         16.0     Labor Relations................................................................................  49

SECTION 17 - INDEPENDENT CONTRACTOR STATUS.......................................................................  50
         17.0     Independent Contractor Status..................................................................  50

SECTION 18 - NOTICES.............................................................................................  50
         18.0     Notices........................................................................................  50

SECTION 19 - NO THIRD PARTY BENEFICIARIES........................................................................  51
         19.0     No Third Party Beneficiaries...................................................................  51


SECTION 20 - HEADINGS............................................................................................  52
         20.0     Headings.......................................................................................  52

SECTION 21 - WAIVER..............................................................................................  52
         21.0     Waiver.........................................................................................  52

SECTION 22 - COUNTERPARTS........................................................................................  52
         22.0     Counterparts...................................................................................  52

SECTION 23 - GOVERNING LAW.......................................................................................  52
         23.0     Governing Law..................................................................................  52
                  23.1     Laws and Regulations..................................................................  52

SECTION 24 - SEVERABILITY........................................................................................  53
         24.0     Severability...................................................................................  53

SECTION 25 - AMENDMENTS..........................................................................................  54
         25.0     Amendments.....................................................................................  54

SECTION 26 - INSURANCE...........................................................................................  54
         26.0     Insurance......................................................................................  54

SECTION 27 - ENTIRE AGREEMENT....................................................................................  56
         27.0     Entire Agreement...............................................................................  56

SECTION 28 - FURTHER ASSURANCES..................................................................................  57
         28.0  Further Assurances................................................................................  57

SCHEDULES

         Schedule 1 - Costs to be Used in Computing NYSEG's Payment Obligation
         Schedule 2 - Schedule and Procedures Directing that Start-up of a
                      Milliken Unit
         Schedule 3 - Minimum Insurance Requirements

                          MILLIKEN OPERATING AGREEMENT


         This Agreement is made and entered into as of August 3, 1998 by and between New York State Electric & Gas Corporation ("NYSEG"), a New York corporation with an office for the transaction of business at Corporate Drive, Kirkwood Industrial Park, Binghamton, New York 13902-5225 ("NYSEG"), and AES NY, L.L.C. ("Owner"), a Delaware limited liability company with a principal place of business located at 1001 North 19th Street, Arlington, Virginia 22209. NYSEG and the Owner shall each be considered a "Party" and, collectively, they shall be referred to as the "Parties."


                                   WITNESSETH:

         WHEREAS, NYSEG, NGE Generation, Inc. ("NGE"), an affiliate of NYSEG, and the Owner have entered into an Asset Purchase Agreement ("APA") dated as of August 3, 1998, for the sale of certain of NGE's fossil-fired generating facilities (the "Fossil Plants") and associated assets and liabilities to the Owner;

         WHEREAS, in the APA, NGE agreed to transfer to the Owner certain designated real and personal properties pertaining to the Fossil Plants, including the Milliken Facilities (as defined herein);

         WHEREAS, NYSEG intends to continue to operate its transmission and distribution businesses;

         WHEREAS, NYSEG and the Owner have entered into an Interconnection Agreement (the "IA") dated as of August 3, 1998, for Interconnection Service, as described in the IA;

         WHEREAS, NYSEG serves retail customers in its service area known as its Ithaca Division (as defined herein) and requires voltage support from the Milliken Facilities during high load periods in order to maintain safe and reliable electric service in NYSEG's Ithaca Division;

         WHEREAS, no substitute currently exists for Milliken voltage support;
and

         WHEREAS, the Parties acknowledge that the operation of the Milliken Facilities in strict compliance of this Agreement is essential to maintain reliability of the electric system in the Ithaca Division and accordingly the provisions of this Agreement are in the public interest.

         NOW THEREFORE, in order to carry out the transactions contemplated by the APA and this Agreement, and in consideration of the mutual representations, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:


                                   SECTION 1.

                                   DEFINITIONS

         1.0 Definitions. Wherever used in this Agreement with initial capitalization, the following terms shall have the meanings specified or referred to in this Section 1.

         1.1 "Affiliate" shall mean, with respect to a corporation, partnership, or other entity, each such other corporation, partnership, or other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such corporation, partnership, or other entity.

         1.2 "AGC" shall mean Automatic Generation Control, and shall have the meaning set forth in the Supplemental Filing (as defined herein), as such term may be modified from time to time by the ISO.

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         1.3 "Agreement" shall mean this Milliken Operating Agreement dated as of August 3, 1998, by and between NYSEG and the Owner, including all schedules attached hereto and any amendments thereto.

         1.4 "Asset Purchase Agreement" or "APA" shall mean the Asset Purchase Agreement dated as of August 3, 1998, by and among NYSEG, NGE and the Owner.

         1.5 "Day-Ahead Market" shall have the meaning set forth in the Supplemental Filing, as such term may be modified from time-to-time by the ISO.

         1.6 "Directed Hour" shall mean the hours during which NYSEG directs Owner to operate one or more Milliken unit(s) on a Transaction Day pursuant to
Section 3.2.d. (but not including hours that the unit was already scheduled to operate).

         1.7 "Emergency Condition" shall mean any abnormal system condition that requires immediate automatic or manual action to prevent or limit loss of Milliken's Facilities or NYSEG's facilities that could adversely affect the reliability of an electric system.

         1.8 "Incremental Cost Curve" shall mean an incremental cost curve for electricity produced above the Minimum Generation Level of the applicable Milliken unit (up to the maximum output of the unit), as described in Schedule 1 of this Agreement.

         1.9 "FERC" shall mean the Federal Energy Regulatory Commission, or its successor.

         1.10 "Good Utility Practice" shall mean any of the applicable practices, methods and acts:

                  1.10.a. required by NERC, NPCC, NYPP, NYSRC, the system operator, ISO, Occupational Health and Safety Administration or the successor of any of them, whether or not the Party whose conduct

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                                    is at issue is a member thereof;

                  1.10.b. required by the policies and standards of NYSEG relating to emergency operations; or

                  1.10.c. otherwise engaged in or approved by a significant portion of the electric generation, transmission and distribution utility industries during the relevant time period, which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with law, regulation, good business practices, generation, transmission, and distribution reliability, safety, and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to acceptable practices, methods, or acts generally accepted in the region.

         1.11 "IA" shall mean the Interconnection Agreement between Owner and NYSEG, dated August 3, 1998, with respect to Milliken.

         1.12 "ISO" shall mean the New York Independent System Operator, or its successor or its equivalent, which has assumed responsibility for the continued operation of the NYPP/New York control area and the administration of the ISO Tariff, subject to regulation by FERC, as described in the Supplemental Filing and as modified from time-to-time.

         1.13 "ISO Tariff" shall mean the tariff included in the Supplemental Filing, as such tariff may be amended from time-to-time.

         1.14 "Ithaca Division" shall mean the portion of NYSEG's service area, the load of which is currently served from the following NYSEG substations: Milliken, Coddington, Etna, Candor, and East Ithaca substations.

         1.15 "LBMP" shall mean the Locational Based Marginal Price, as such term is defined in the Supplemental Filing and described in the ISO Tariff, as such term may be modified from time-to-time by the ISO.

         1.16 "Milliken" or "Milliken Facilities" shall mean the Milliken Generating Station consisting of two generating units located in South Lansing, New York, and associated facilities.

         1.17 "Milliken Conditions" shall have the meaning given in Section 3.2.

         1.18 "Minimum Generation Costs" shall mean the costs to operate a Milliken generating unit at its Minimum Generation Level.

         1.19 "Minimum Generation Level" shall mean the lowest level of output at which a Milliken generating unit can maintain safe and stable operations, as described in Schedule 1 of this Agreement.

         1.20 "NERC" shall mean North American Electric Reliability Council, or its successor.

         1.21 "NPCC" shall mean Northeast Power Coordinating Council, a regional reliability governing body, or its successor.

         1.22 "NYPP" shall mean the New York Power Pool, or its successor.

         1.23 "NYSEG" shall mean New York State Electric & Gas Corporation.

         1.24 "NYSRC" shall mean the New York State Reliability Council or its successor or equivalent, as described in the Supplemental Filing, as may be modified from time-to-time.

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         1.25 "Owner" shall mean AES NY, L.L.C.

         1.26 "Real Time Market" shall have the meaning set forth in the Supplemental Filing, as such term may be modified from time to time by the ISO.

         1.27 "Real Time LBMP" shall have the meaning set forth in the Supplemental Filling, as may be modified from time to time by the ISO.

         1.28 "Services" shall mean the voltage support and other related services provided by Owner to NYSEG in accordance with the terms of this Agreement.

         1.29 "Start-up Cost[s]" in Section 3.2.f. shall mean the cost[s] to bring a Milliken unit into operation from a Cold Start (as defined in Section 3.2.f) or a Warm Start (as defined in Section 3.2.f.) condition, as set forth in
Schedule 1 of this Agreement.

         1.30 "Supplemental Filing" shall mean the filing made by the NYPP Member Systems with FERC on December 19, 1997, in Docket Nos. ER97-1523-000 and OA97-470-000.

         1.31 "Transaction Day" shall mean any day during which NYSEG directs Owner to operate the Milliken units, in accordance with Section 3.2.d. of this Agreement.

         1.32 "Transfer Date" shall mean the date on which the Closing, as that term defined in the APA and applies to Milliken, has occurred and is effective.


                                    SECTION 2

                                      TERM

2.0      Term.

         2.1 Subject to the regulatory authorizations described in this Section 2.1, this Agreement shall become effective when signed, and the provision of service hereunder shall

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commence on the Transfer Date, and shall continue in full force and effect for
60 months, unless extended by NYSEG for one additional 24-month term in accordance with Section 2.2. This Agreement is subject to any necessary regulatory acceptance or approval without any material modification or condition. If any regulatory agency having jurisdiction over this Agreement requires any modification to, or imposes any condition of acceptance or approval of, this Agreement, and

         (i) such modification or condition could reasonably be expected to, in the aggregate, create, as to Owner, a Buyer Material Adverse Effect, as defined in Section 5.3(a) of the APA, or, as to NYSEG, a material adverse effect on the business, assets, operations, or conditions (financial or otherwise) of NYSEG, then the Parties shall engage in good faith negotiations for a period of thirty (30) days following the issuance of that acceptance or approval in order to agree to revisions to this Agreement to satisfy, or otherwise address, such modification or condition. If the Parties fail to agree mutually to such changes, then the Parties may exercise their rights under Article 9 of the APA, or

         (ii) such modification or condition could not reasonably be expected to, in the aggregate, create, as to Owner, a Buyer Material Adverse Effect, as defined in Section 5.3(a) of the APA, or, as to NYSEG, a material adverse effect on the business, assets, operations or conditions (financial or otherwise) of NYSEG, then the Parties shall engage in good faith negotiations for a period of thirty (30) days following the issuance of that acceptance or approval in order to agree to revisions to this Agreement to satisfy, or otherwise address, such modification or condition.

                  If the Parties fail to agree mutually to such changes, then NYSEG may make a unilateral filing to satisfy the modification or condition, which filing shall attempt to satisfy the intent of the Parties under this Agreement; provided, however, that the Owner shall have the right to protest the manner in which NYSEG has attempted to satisfy such modification or condition.

         2.2 Prior to the end of the 48th month of the term of this Agreement, NYSEG shall notify Owner in writing whether NYSEG intends to extend the term of this Agreement for an additional term of 24 months. If NYSEG exercises its right to extend the term of this Agreement for such additional 24-month term, all the other terms and conditions (including, without limitation, the pricing formulae and all other charges) shall remain the same as set forth herein during such additional 24-month term.

         2.3 At least six months prior to the end of the 24-month term described in the preceding Section 2.2, the Parties shall negotiate in good faith to reach agreement on an extension of this Agreement after such 24-month term that is mutually acceptable to both Parties. If the Parties are unable to reach agreement on such an extension, this Agreement will terminate at the end of the additional 24-month term, subject to the notice requirements of 18 C.F.R.
Section 35.15, or its successor, which shall apply, and any applicable requirements of the Federal Power Act and FERC's rules and regulations.

         2.4 The applicable provisions of this Agreement shall continue in effect after cancellation, termination or expiration hereof to the extent necessary to provide for final billings and billing adjustments, payments pertaining to liability and indemnification obligations, and liability limitations arising from acts or events that occurred while this Agreement was in effect.

         2.5 Except as set forth in Sections 2.0 and 3.6, any changes to any provision of this Agreement shall be made in accordance with Section 25.



                                    SECTION 3
                              SERVICES AND PAYMENTS

3.0      Services and Payments.

         3.1 Voltage Regulation Requirements. Owner shall at all times after the Transfer Date, in accordance with Good Utility Practice: (i) have and maintain a functioning automatic voltage regulator at each Milliken unit; (ii) supply Voltage Support Service (as described in the ISO Tariff); (iii) follow ISO instructions on voltage support (whether issued directly to Owner by the ISO or through NYSEG's Energy Control Center in accordance with the ISO Tariff (including Rate Schedule 2 thereof)); (iv) comply with Section 4.2.2 of the IA; and (v) operate Milliken to produce 121 kiloVolts ("KV") at the Milliken 115 KV bus (or such other voltage level determined by the ISO or NYSEG Energy Control Center from time-to-time) when one or both units are operating. Nothing contained in this Agreement prevents Owner from receiving compensation from the ISO for providing Voltage Support Service or any other ancillary service pursuant to the ISO Tariff. No payments shall be owed by NYSEG (either before or after the ISO is operational) for any of the Services described in this Section 3.1.

         3.2 Requests for Milliken Operation. When NYSEG forecasts that its load within NYSEG's Ithaca Division will be equal to or greater than 136 MW (the "Milliken Conditions") for the following day or days, the Parties shall follow the procedures described in this Section 3.2 and Schedule 2 (which schedule is attached hereto and incorporated by reference herein). Any

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day on which NYSEG directs the Milliken unit(s) to operate under Section 3.2.d.
is described herein as a "Transaction Day."

                  3.2.a.(1)         If the Day-Ahead Market is operational,
                                    NYSEG will notify Owner by telephone, within one hour after the results of the Day-Ahead
                                    Market become available, that the Milliken
                                    Conditions exist on the following day. If, because of weekends or Holidays, the Day-Ahead Market covers more than one day, then NYSEG will indicate on which days NYSEG requires Milliken to operate. NYSEG shall follow-up, as soon as reasonably practicable, by sending to Owner by facsimile a written confirmation of NYSEG's oral notification to Owner. The term
                                    "Holidays" means those holidays designated by NERC.

                  3.2.a.(2)         However, if the Day-Ahead Market is not
                                    operational, NYSEG and Owner shall adhere to the schedule and notification procedures set forth in part B of Schedule 2 and this
                                    Section 3.2.a.(2):

                                    (a)     By 10:00 a.m. on the day NYSEG
                                            forecasts that the Milliken
                                            Conditions will occur on the next
                                            day(s), NYSEG will notify Owner that
                                            the Milliken Conditions will exist
                                            for the following day(s);

                                    (b)     By 11:00 a.m. of the day on which
                                            NYSEG has notified Owner that the
                                            Milliken Conditions will exist,
                                            Owner shall provide NYSEG with the
                                            following information: Owner

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                                            shall provide NYSEG a tentative
                                            schedule for the following six days
                                            which shall state whether Owner
                                            anticipates that each Milliken unit
                                            will operate at the Minimum
                                            Generation Level or higher during
                                            each hour of such six-day period;

                                    (c)     By 12:00 noon on the day NYSEG
                                            forecasts that the Milliken
                                            Conditions will exist on the next
                                            day, NYSEG shall notify Owner by
                                            telephone whether NYSEG is requiring
                                            Owner to operate one or both
                                            Milliken units on the following days
                                            identified in NYSEG's notice
                                            (including any weekend days or
                                            Holidays) and provide Owner with
                                            NYSEG's schedule for operating the
                                            Milliken units on such days; and

                                    (d)     By 1:00 p.m. on the day that NYSEG
                                            provides such notice to Owner, the
                                            Parties shall submit any required
                                            schedules to NYPP.

                                    NYSEG shall follow-up, as soon as reasonably practicable, by sending to Owner by facsimile (or other method agreed to by the Parties in writing) a written confirmation of NYSEG's oral notification pursuant to 3.2.a.(2)(c) to Owner.

                  3.2.b.(1)         Within two hours of NYSEG's telephone notice
                                    to Owner pursuant to Section 3.2(a)(1),
                                    Owner shall notify NYSEG by telephone, or in any manner reasonably requested by NYSEG, whether both

                                    Milliken units are scheduled to operate each hour of the day(s) included in NYSEG's notice under Section 3.2.a.(1). Owner shall follow-up, as soon as is reasonably practicable, by sending to NYSEG by facsimile (or other method agreed to by the Parties in writing) a written confirmation of whether each such unit is scheduled to operate during each hour of such day(s).

                  3.2.b.(2)         When NYSEG informs Owner that the Milliken
                                    Conditions exist, Owner shall authorize and direct the ISO to make available to NYSEG by 2:00 p.m. of each day the results of the unit commitment for Milliken in the Day-Ahead Market (as defined in the ISO
                                    Tariff) and any other bilateral schedules submitted to the ISO for Milliken between the close of the Day-Ahead Market and 2:00 p.m. and at such other times other information that NYSEG reasonably requires under this Agreement.

                  3.2.c.(1)         If Owner notifies NYSEG that both Milliken
                                    units are scheduled to operate during each hour of the day(s) identified in NYSEG's notice pursuant to Section 3.2.a.(1) or (2):

                           3.2.c.(1)(a)     Except as provided in Section
                                            3.2.d.(8), Owner shall not take
                                            either unit off line or operate it
                                            below the Minimum Generation Level
                                            ("Decommit") during such day(s)
                                            without NYSEG's prior approval; and

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
                           3.2.c.(1)(b)     NYSEG will owe no compensation to
                                            Owner under this Agreement
                                            associated with said operations.

                  3.2.c.(2)         If Owner notifies NYSEG in the Owner's
                                    notice (pursuant to Sections 3.2.a.(2) or 3.2.b.(1) that one or both Milliken units are not scheduled to operate during each hour of the day(s) identified in NYSEG's notice pursuant to Section 3.2.a.(1) or (2), Owner shall also provide NYSEG with the following information:

                                    3.2.c.(2)(a)     If a unit(s) is scheduled
                                                     to operate during some
                                                     hours of such day(s), Owner
                                                     shall indicate which hours
                                                     the unit(s) are scheduled
                                                     to operate; and

                                    3.2.c.(2)(b)     If a unit is not scheduled
                                                     to operate at all during
                                                     such day(s), Owner shall
                                                     inform NYSEG of whether the
                                                     unit(s) are currently
                                                     operating, and, if so, at
                                                     what hour the unit(s) are
                                                     scheduled to go off-line.

                                    3.2.c.(2)(c)     If a unit(s) is scheduled
                                                     to go off-line during or
                                                     prior to the start of the
                                                     day(s) identified in
                                                     NYSEG's notice pursuant to
                                                     Section 3.2.a.(1) or
                                                     3.2.a.(2), Owner shall
                                                     inform NYSEG of the hour(s)
                                                     that the unit(s) is
                                                     scheduled to go off-line.

                  3.2.d. The Parties shall comply with the following procedures on Transaction Days:

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
                           3.2.d.(1)        If neither Milliken unit has been
                                            scheduled to operate during the
                                            Transaction Day, Owner shall operate
                                            both units (including the obligation
                                            to start-up both units) during the
                                            hours specified by NYSEG for the
                                            Transaction Day. NYSEG will specify
                                            consecutive hours during which Owner
                                            shall operate the unit(s).

                           3.2.d.(2)        If one Milliken unit has been
                                            scheduled to operate during the
                                            Transaction Day: (i) Owner shall not
                                            Decommit that unit during the
                                            Transaction Day without NYSEG's
                                            prior approval, and (ii) Owner shall
                                            operate the other Milliken unit
                                            (including the obligation to
                                            start-up that unit) during the hours
                                            specified by NYSEG for the
                                            Transaction Day. NYSEG will specify
                                            consecutive hours during which Owner
                                            shall operate the unit(s).

                           3.2.d.(3)        If NYSEG directs Owner to operate a
                                            Milliken unit(s) during the
                                            Transaction Day, and if Owner has
                                            informed NYSEG that such unit(s) is
                                            scheduled to go off-line prior to
                                            the Transaction Day, then NYSEG will
                                            have the option of directing Owner
                                            to operate and Owner shall operate
                                            the unit(s) starting from the hour
                                            that the unit(s) is scheduled to go
                                            off-line through the end of last
                                            consecutive hour specified by NYSEG
                                            for the Transaction Day.

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
                           3.2.d.(4)        If Owner has informed NYSEG that a
                                            Milliken unit is scheduled to
                                            operate during some, but not all,
                                            hours of the Transaction Day, NYSEG
                                            may direct Owner to and Owner shall
                                            operate the unit during additional
                                            consecutive hours of the Transaction
                                            Day, as specified by NYSEG.

                           3.2.d.(5)        NYSEG will have sole discretion to
                                            direct a Milliken unit(s) to operate
                                            when NYSEG forecasts that the
                                            Milliken Conditions will occur.

                           3.2.d.(6)        If the Real Time Market is
                                            operational and NYSEG directs Owner
                                            to operate one or both Milliken
                                            unit(s), NYSEG will direct Owner to
                                            and Owner shall bid all energy
                                            associated with the entire capacity
                                            ("capacity") of such unit(s) into
                                            the Real Time Market (as described
                                            in the ISO Tariff) for each Directed
                                            Hour that NYSEG directs Owner to
                                            operate the unit(s), in accordance
                                            with this Section 3.2.d., as
                                            follows:

                                            3.2.d.(6)(a)      Owner shall submit
                                                              a zero bid for
                                                              Start-up Costs and
                                                              Minimum Generation
                                                              Costs, using the
                                                              Minimum Generation
                                                              Level specified in
                                                              Schedule 1 (which
                                                              is attached hereto
                                                              and incorporated
                                                              by reference
                                                              herein); and

                                            3.2.d.(6)(b)      Owner shall bid no
                                                              higher than its
                                                              Incremental Cost
                                                              Curve, as
                                                              specified in
                                                              Schedule 1, for
                                                              output above the
                                                              Minimum Generation
                                                              Level for the
                                                              applicable
                                                              Milliken unit.

                                            If the Real-Time Market is not
                                            operational and NYSEG directs Owner
                                            to operate one or both Milliken
                                            units, NYSEG will direct Owner to
                                            operate such Milliken unit(s) at the
                                            Minimum Generation Level on
                                            Transaction Days and Owner shall
                                            operate such Milliken unit(s) at the
                                            Minimum Generation Level or at a
                                            higher output level, subject to Good
                                            Utility Practice.

                           3.2.d.(7)        The Directed Hours may occur either
                                            before or after or both before and
                                            after the hours that the Milliken
                                            unit(s) is scheduled to operate, so
                                            long as all such hours are
                                            consecutive.

                           3.2.d.(8)        Subject to Sections 3.3 and 3.8,
                                            nothing in this Agreement prevents
                                            Owner from taking those actions that
                                            it determines are necessary to
                                            respond to Emergency Conditions at
                                            the Milliken Facilities.

                  3.2.e. For the Services provided under this Agreement and subject to the maximum compensation limit set forth in Section 3.2.i., NYSEG shall pay

                           Owner the amount, if any, by which the sum of Owner's Costs on Transaction Days (as set forth in Section 3.2.f.) for the Milliken unit(s) that NYSEG directed Owner to operate pursuant to Section 3.2.d. exceed the sum of Owner's revenues (as set forth in Section 3.2.g. and 3.2.h.) from the said Milliken unit(s) during the same Transaction Day. If NYSEG directs a Milliken unit to continue operating prior to the start of the Transaction Day under Section 3.2.d.(3), the hours that the unit operates under NYSEG's direction during the prior day shall be considered part of the Transaction Day for purposes of Sections 3.2.e., f., g., and h.

                  3.2.f. Owner's Costs on Transaction Days shall consist of the following applicable costs from Schedule 1:

                           3.2.f.(1)        Minimum Generation Costs for the
                                            applicable Milliken unit(s) for each
                                            Directed Hour during a Transaction
                                            Day in which such unit(s) operate;
                                            and

                           3.2.f.(2)        The incremental production costs for
                                            the applicable Milliken unit(s)
                                            determined using the Incremental
                                            Cost Curve (as described in Schedule
                                            1) for each Directed Hour during the
                                            same Transaction Day in which such
                                            unit(s) operated above Minimum
                                            Generation Level (as set forth in
                                            Schedule 1) subject to the
                                            Adjustment in Section 3.2.g.; and

                           3.2.f.(3)        If applicable, Start-up Costs for
                                            either a Warm Start or Cold Start
                                            (as specified in Schedule 1), as
                                            follows:

                                            3.2.f.(3)(i)      If NYSEG directs
                                                              Owner to start-up
                                                              a Milliken unit on
                                                              the Transaction
                                                              Day that has been
                                                              off-line for more
                                                              than 48 hours,
                                                              Owner's Costs
                                                              shall include
                                                              "Cold Start"
                                                              Start-up Costs.

                                            3.2.f.(3)(ii)     If NYSEG directs
                                                              Owner to start-up
                                                              a unit on a
                                                              Transaction Day
                                                              that has been
                                                              off-line for 48
                                                              hours or less,
                                                              Owner's Costs
                                                              shall include
                                                              "Warm Start"
                                                              Start-up Costs.

                                    3.2.f.(3)(iii)   Notwithstanding the
                                                     foregoing, Owner shall not
                                                     be entitled to any Start-up
                                                     Cost payments hereunder, if
                                                     the Milliken units are
                                                     already (a) operating or
                                                     (b) scheduled to operate on
                                                     the Transaction Day.

                  3.2.g. Revenues during Directed Hours. Owner's revenues for Directed Hours shall consist of the sum of hourly energy revenues, as described in this Section 3.2.g., and revenues for the provision of operating reserves from such unit during Directed Hours. The hourly energy revenue for each Directed Hour shall consist of the product of the Real-Time LBMP at the Milliken unit and the actual Milliken generation for that hour (prior to any offsets for purchases, penalties or other charges) ("LBMP Revenues") subject to the following adjustment (the "Adjustment"):

                                    For every Directed Hour at each Milliken unit during which the unit operates above the Minimum Generation Level, NYSEG will determine whether the LBMP at the Milliken unit for that hour is less than the incremental cost of providing the last MW of actual output, using the Incremental Cost Curve in Schedule 1. If LBMP is less than the incremental cost of production, then, using the Incremental Cost Curve, NYSEG will identify the production level at which the LBMP at the Milliken unit in that hour equals the incremental production cost of the unit. For any actual production of the unit above that level during that hour, the Owner will be deemed to have received no additional energy revenues and incurred no incremental production costs.

                           Any penalties or other charges or costs incurred by Owner, including, without limitation, penalties or charges for failure of a unit to follow the ISO's or NYSEG's instructions, shall be Owner's sole responsibility and shall not be netted against Owner's revenues for purposes of this section or
                           Section 3.2.h. If the Real-Time LBMP is not available, the Parties will attempt in good faith to agree on a new market price index to replace the Real Time LBMP described in this Section 3.2.g. and in
                           Section 3.2.h., provided, however, that if the Parties are unable to agree on such a new substitute market price index, the Parties shall use the hourly integrated Pennsylvania-New Jersey-Maryland ("PJM") Locational Marginal Price

                           ("LMP") at the "NYPP-W" interface, as reported on the PJM Oasis, or its successor price, in lieu of the Real-Time LBMP described in Section 3.2.g. and
                           Section 3.2.h.

                  3.2.h. Revenues during Non-Directed Hours. For days in which a Milliken unit would not have been scheduled to operate but for NYSEG's direction under Section 3.2.d., Owner's revenues will also include any Net Revenues (as defined below) from energy produced by that unit during the hours of the Transaction Day in which such unit was not directed by NYSEG to operate ("Non-Directed Hours") and revenues for the provision of operating reserves from such unit during the Non-Directed Hours. "Net Revenues" will be calculated as follows: (a) the output of the Milliken unit(s) in each Non-Directed Hour, times the Real-Time LBMP (or as described in Section 3.2.g., the PJM LMP at NYPP-W) for each such hour at the Milliken load bus, minus (b) the Minimum Generation Costs and any applicable incremental production costs determined from the Incremental Cost Curve for such hour. For the purposes of this Section 3.2.h., Owner will be deemed to receive Real-Time LBMP revenues for all actual output during Non-Directed Hours of a Transaction Day. If total Net Revenues for these Non-Directed Hours are positive, they will be included in Owner's revenues for purposes of this
                           Section 3.2.h. If total Net Revenues for Non-Directed Hours are negative, they will not be included in the calculations in this Section 3.2.h.

                  3.2.i. In no event shall NYSEG be obligated to compensate Owner for more than the applicable Start-up Costs and Minimum Generation Costs for Directed Hours on the Transaction Day, as such costs are described in
                           Schedule 1.

                  3.2.j. Except for the payments specified in Section 3.2.e., no other payments will be due from NYSEG under this Agreement.

         3.3 Limitation on Operation. Owner shall satisfy the requirements set forth in Sections 3.1, 3.2.c., and 3.2.d., except and only to the extent that Owner cannot do so as a result of an ISO or a NYSEG order requiring Owner to reduce the output or take one or both of the Milliken units off line as a result of emergency operating requirements (but not a result of Base Point Signals or AGC signals, as such terms are defined in the ISO Tariff), or as a result of an event of Force Majeure (as defined in Section 9.2).

         3.4 Scheduled Maintenance. If Owner desires to schedule a maintenance outage for either Milliken Unit, Owner shall notify NYSEG in writing of the proposed outage at least seventy-two (72) hours prior to the hour that the unit is scheduled to be out of service, or such other time period established by the ISO or NYPP. All scheduled maintenance outages of the Milliken units will be subject to advance NYSEG written approval, which approval shall not be unreasonably withheld, and must comply with all ISO and NYPP rules. In general, scheduled maintenance outages for Milliken will be permitted only during non-peak months (i.e., April, May, June, September and October), unless otherwise agreed in writing by the Parties. In addition, both Milliken units shall not be scheduled for maintenance at the same time, unless the Parties agree otherwise in writing.

         3.5 Good Utility Practice and Reliability Rules. In addition to the actions specified in this Agreement, the Interconnection Agreement and all other agreements between the Parties: (1) Owner shall maintain and operate the Milliken Facilities in a safe and efficient manner and pursuant to Good Utility Practice; and (2) Owner shall comply with all applicable reliability rules, including, without limitation, the ISO's, NYPP's, and NYSRC's rules and any other applicable local reliability rules.

         3.6 Procedures for Certain Contract Changes. Notwithstanding any other provision of this Agreement:

         (i) (a) if the ISO, the day-ahead scheduling procedures, the Real-Time Market (as defined in the ISO Tariff) or any other aspect of the ISO's rules or procedures necessary to implement this Agreement is not in effect by 45 days prior to the anticipated Transfer Date, or (b) if at any time the ISO Tariff or the ISO's rules or procedures relating to day-ahead scheduling, the Real-Time Market (as defined in the ISO Tariff) or any other aspect of the ISO's rules or procedures that relate to the implementation of this Agreement are changed materially from the Supplemental Filing; or

         (ii) (a) if NYSEG implements a change in any rule or practice in accordance with Good Utility Practice that affects or is reasonably expected to affect the Services under this Agreement, or (b) if FERC, the Public Service Commission of the State of New York , the ISO, NYPP, NYSRC, NERC, or NPCC, or any of their successors, implements any change in any law, tariff, rule, regulation, procedure, or practice which affects or is reasonably expected to affect NYSEG's requirements for Services under this Agreement, then NYSEG and Owner shall, to the extent time permits, negotiate in good faith to determine the amendments, if any, to this Agreement that are necessary to conform the terms of this Agreement to the extent reasonably necessary to carry out the intent and purposes of this Agreement. If the Parties are unable to reach agreement on such amendments, NYSEG shall have the right to make a unilateral filing with the FERC to modify this Agreement pursuant to Sections 205 or 206 of the Federal Power Act and FERC's rules and regulations thereunder; provided that Owner shall have the right to oppose such filing by NYSEG and to participate fully in any proceeding established by FERC to address such amendment.

         3.7      Retirement of Units and Buy-Out.

                  3.7.a. If Owner desires to retire or take out of service one or both Milliken units, or to remove Milliken from NYSEG's direction under the terms of this Agreement, Owner shall notify NYSEG in writing. Owner and NYSEG shall thereupon cooperate in good faith to evaluate alternatives to replace the voltage support provided by the Milliken unit(s), in accordance with Good Utility Practice, including, without limitation, consideration of transmission upgrades or generation alternatives (the "Alternative"). Upon selecting an Alternative that is acceptable to both Parties, the Parties shall negotiate in good faith to attempt to reach a written agreement on necessary modifications to this Agreement and on the terms and conditions for such Alternative, including, without limitation, the costs (if any) that shall be borne by each Party. If the Parties are unable to reach an agreement, as described in the preceding sentence, that is satisfactory to both Parties, then this Agreement shall remain in full force and effect.

                  3.7.b. Neither Milliken unit shall be retired and/or taken out of service, nor shall this Agreement be modified or terminated, pursuant to Section 3.7.a., until such time as NYSEG notifies Owner in writing that the Alternative is in commercial operation and NYSEG authorizes removal of the Milliken unit(s) from service and/or the modification or termination of this Agreement.

         3.8 Failure to Operate in Accordance with Agreement.

                  3.8.a.(1)         In addition to any other amounts due
                                    pursuant to this Agreement, if NYSEG must Shed Load (as defined herein), in accordance with Good Utility Practice, in the Ithaca
                                    Division as a result of Owner's failure to comply with any of its obligations under this Agreement (an "Occurrence") and such failure is not excused by an event of Force
                                    Majeure (as defined in Section 9) or caused by NYSEG's own negligence, Owner shall pay to NYSEG the following amounts: (i) for each Occurrence, Owner shall pay to NYSEG the sum of $3,000 per hour for each hour, or part thereof, that NYSEG Sheds Load (as defined herein); (ii) for only the second Occurrence in a 365-day period, Owner shall pay to NYSEG the additional sum of $22,000 per hour for each hour, or part thereof, that NYSEG
                                    Sheds Load (in addition to the payment
                                    described in item

                                    (i) above); (iii) and for the third
                                    Occurrence and any subsequent occurrences,
                                    Owner shall pay to NYSEG the additional sum of $42,000 per hour for each hour, or part thereof, that NYSEG Sheds Load (in addition to the payment described in item (i) above) unless and until the independent engineer (as described in Section 3.8.a.(2)) certifies that Owner has implemented the recommendations or alternative measures described in Section 3.8.a.(2)(B). If at least one Milliken unit is operating at or above its Minimum Generation Level in accordance with the terms of this Agreement and NYSEG Sheds Load, the Owner shall not be liable pursuant to this Section 3.8.a.(1).

                  3.8.a.(2)         In addition to the foregoing payments, upon
                                    the second Occurrence in any 365-day period, the following provisions shall also apply:

                                    (A)     An independent engineer will be
                                            promptly appointed by NYSEG, at
                                            Owner's expense, in accordance with
                                            the following provisions: (i) to
                                            investigate and issue a written
                                            report, within 30 days of the date
                                            of its appointment, on the causes of
                                            such Occurrences and any other
                                            Occurrences prior to the issuance of
                                            such report; and (ii) to recommend
                                            those actions that should be
                                            implemented, in accordance with Good
                                            Utility Practice, to correct any
                                            operating or equipment deficiencies
                                            or any other problems which may
                                            have caused or contributed to all
                                            such Occurrences and to avoid the
                                            incidence of future Occurrences. If
                                            there are any additional Occurrences
                                            after the issuance of the
                                            independent engineer's report, but
                                            before the certification described
                                            in Section 3.8.a.(2)(c), the
                                            independent engineer shall issue a
                                            revised report that addresses such
                                            additional Occurrences and provides
                                            the same information required by
                                            this Section 3.8.a.(2)(A). Prior to
                                            signing this Agreement, the Parties
                                            shall develop a list of nationally
                                            recognized independent engineering
                                            firms. NYSEG shall select the
                                            independent engineer from this list.

                                    (B)     The Owner shall, at its own expense,
                                            promptly implement all
                                            recommendations made by the
                                            independent engineer, as described
                                            in paragraph (A) above, or shall, at
                                            its own expense, promptly implement
                                            alternative measures, in accordance
                                            with Good Utility Practice, which
                                            recommendations or alternative
                                            measures shall be satisfactory to
                                            NYSEG in its exercise of reasonable
                                            discretion.

                                    (C)     The independent engineer will also
                                            be requested to certify that the
                                            recommendations or alternative
                                            measures described in the preceding
                                            Section 3.8.a.(2)(B) were
                                            implemented by
                                            the Owner.

                                    (D)     The Parties agree to cooperate in
                                            good faith with, and provide all
                                            information reasonably required by,
                                            the independent engineer and to
                                            provide access to their facilities
                                            and records as may be reasonably
                                            required by the Independent
                                            Engineer.

                                    (E)     If the Owner does not, within 15
                                            days begin to implement the
                                            recommendations or alternative
                                            measures described in Section
                                            3.8.a.(2)(B) and use all reasonable
                                            efforts to expeditiously complete
                                            implementation of such
                                            recommendations or alternative
                                            measures, Owner will be in breach of
                                            the Agreement and NYSEG may pursue
                                            all available legal and equitable
                                            remedies.

                  3.8.a.(3)         As used in this Section 3.8.a., the term
                                    "Shed(s) Load" or "Load Shedding" means
                                    NYSEG's process of deliberately removing load from NYSEG's electric system in the Ithaca Division, whether manually, automatically, or through voluntary customer appeals, in accordance with Good Utility
                                    Practice in response to an abnormal
                                    condition to maintain the integrity of the electric system and minimize overall customer outages.

                  3.8.a.(4)         An Occurrence shall be deemed to have ended
                                    at the earlier of: (i) the operation of
                                    Milliken in accordance with the terms of the

                                    Agreement; (ii) the operation of at least one Milliken unit at its Minimum Generation Level; or (iii) the end of the applicable days on which the Milliken Conditions exist.

                  3.8.a.(5)         If Owner is obligated to compensate NYSEG
                                    under this Section 3.8 and complies with the payment provisions of Section 5, Owner may request and NYSEG shall provide records or other information reasonably necessary to demonstrate that NYSEG followed applicable
                                    Load Shedding procedures.

                  3.8.b. The Parties agree that the agreements contained in this Section 3.8. are an integral part of the transactions contemplated by this Agreement and are an integral part of the Parties' consideration under the APA, IA, the Transmission Assignment Agreement, and the New York Transition Agreement between the Parties, and the amounts set forth in Section 3.8.a.(1) represent the Parties' best estimate of the damages incurred by NYSEG, and that the payment by Owner of such an amount is an appropriate remedy, and such payment constitutes liquidated damages and not a forfeiture or penalty. Owner irrevocably and unconditionally waives any claim that this Section
                           3.8 is or may be unenforceable as to Owner.

         3.9 Contact Persons. As set forth in Section 18.1, each Party shall appoint a representative, and one or more alternates, who are responsible for receiving and giving the notifications and for resolving other day-to-day operating issues under this Agreement.

                                    SECTION 4

                    ACCESS TO OWNER'S FACILITIES AND RECORDS

4.0      Access to Owner's Facilities and Records.

         4.1 Access, Easements, Conveyances, Licenses, and Restrictions.

                  4.1.a. General. Owner agrees to grant NYSEG, and its authorized contractors and agents, reasonable access to the Milliken Facilities and to Owner's records Monday through Friday during normal business hours as may be reasonably necessary to enable NYSEG to exercise its rights under, and determine Owner's compliance with, the terms of this Agreement, provided that NYSEG shall, to the extent practicable under the circumstances, provide Owner with reasonable prior written notice that NYSEG requires such access. Such access shall be provided to such representatives of NYSEG, as NYSEG shall designate, and in a manner so as not to unreasonably interfere with the ongoing business operations, rights, and obligations of Owner.

                  4.1.b. Owner shall provide a representative to escort NYSEG's representatives in and around the Milliken Facilities. Owner shall not take any action that would impede, restrict, diminish, or terminate such access or other access rights by NYSEG and its authorized contractors and agents.


                                    SECTION 5
                               BILLING PROCEDURES

5.0      Billing Procedures.

         5.1 Billing Procedures.

                  5.1.a. Within ten (10) days after the first day of each month immediately following the month in which a Transaction Day has occurred, Owner shall prepare an invoice for any payments due Owner pursuant to
                           Section 3.2.e. as a result of NYSEG directing Owner to operate Milliken on any Transaction Days during the preceding month. NYSEG shall submit invoices to Owner whenever necessary under this Agreement.

                  5.1.b. Each invoice shall delineate the month in which the services were provided, shall fully describe the services rendered, and shall be itemized to reflect the services performed or provided.

                  5.1.c. All invoices shall be paid within thirty (30) days of receipt. All payments shall be made in immediately available funds payable to the other Party, or by wire transfer to a bank named by each Party.

                  5.1.d. NYSEG may set-off any amounts owed to Owner against any amount owed to NYSEG by Owner pursuant to this Agreement or any other agreement or arrangement between NYSEG and Owner.

                  5.1.e. Disputed amounts shall be placed in an interest bearing escrow account, subject to resolution.

         5.2 Payment of Invoices. Payment of invoices shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement, nor shall such payment constitute a waiver of any claims arising hereunder.

         5.3 Interest on Unpaid Balances. Interest on any unpaid amounts (including amounts placed in escrow) and overpayments, if any, shall be calculated in accordance with the methodology specified for interest on refunds in FERC's regulations at 18 C.F.R. Section 35.19a (a)(2)(iii).

         Interest on delinquent amounts shall be calculated from the due date of the bill to the date of payment. Interest on overpaid amounts shall be calculated from the date such overpayment was received by the other Party. When payments are made by mail, bills shall be considered as having been paid on the date of receipt by the other Party.

         5.4 Billing Disputes.

                  5.4.a. In the event of a billing dispute hereunder, each Party shall continue to provide services as long as the Party required to make payments hereunder shall pay to the other Party all invoiced amounts that are not in dispute and shall pay into an escrow account all invoiced amounts that are in dispute.

                  5.4.b. If either Party fails to make any payments (the "Non-Paying Party") required by Section 5.4.a., the Party that is owed payment (the "Owed Party") shall provide written notice to the Non-Paying Party identifying with particularity the amounts that the Owed Party believes that the Non-Paying Party owes (including all calculations and supporting documentation). The Non-Paying Party shall thereupon have thirty (30) days to cure, from the date of receipt of such notice, by either paying the Owed Party or depositing into an escrow account the disputed amounts which shall remain in the escrow account until resolution of the dispute pursuant to Section 12.

                  5.4.c. In the event a Non-Paying Party fails to cure as described in Section 5.4.b, the provisions of Section
                           7.0 shall apply.


                                    SECTION 6
                                 CONFIDENTIALITY

6.0      Confidentiality.

         6.1 Confidentiality of NYSEG. NYSEG shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by the Owner in connection with this Agreement. Except to the extent that such information or documents are (a) generally available to the public other than as a result of a disclosure by NYSEG, (b) available to NYSEG on a non-confidential basis prior to disclosure to NYSEG by the Owner, or (c) available to NYSEG on a non-confidential basis from a source other than the Owner, provided that such source is not known, and by reasonable effort could not be known, by NYSEG to be bound by a confidentiality agreement with the Owner or otherwise prohibited from transmitting the information to NYSEG by a contractual, legal or fiduciary obligation, NYSEG shall not release or disclose such information to any other person, except to its employees or contractors on a need-to-know basis, in connection with this Agreement who has not first been advised of the confidentiality provisions of this Section 6.1 and has agreed in writing to comply with such provisions. In no event shall such information be disclosed in violation of the requirements of FERC Orders 889 and 889-A, and any successor thereto. NYSEG shall promptly notify the Owner if NYSEG receives notice or otherwise concludes that the production of any information subject to this Section 6.1 is being sought under provision of law. NYSEG may utilize information subject to this Section
6.1 in any proceeding under Article 12, or otherwise to enforce NYSEG's rights under this Agreement, subject to a confidentiality agreement with the participants.

         6.2 Confidentiality of Owner. Owner shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by the NYSEG in connection with this Agreement. Except to the extent that such information or documents are (a) generally available to the public other than as a result of a disclosure by the Owner, (b) available to Owner on a non-confidential basis prior to disclosure to the Owner by NYSEG, or (c) available to the Owner on a non-confidential basis from a source other than the NYSEG, provided that such source is not known, and by reasonable effort could not be known, by the Owner to be bound by a confidentiality agreement with NYSEG or otherwise prohibited from transmitting the information to the Owner by a contractual, legal or fiduciary obligation, the Owner shall not release or disclose such information to any other person, except to its employees on a need-to-know basis, in connection with this Agreement, who has not first been advised of the confidentiality provisions of this Section 6.2 and has agreed in writing to comply with such provisions. In no event shall such information be disclosed in violation of the requirements of FERC Orders 889 and 889-A, and any successor thereto. Owner shall promptly notify NYSEG if Owner receives notice or otherwise concludes that the production of any information subject to this Section 6.2 is being sought under provision of law. Owner may utilize information subject to this Section 6.2 in any proceeding under Article 12, subject to a confidentiality agreement with the participants.

         6.3 Remedies Regarding Confidentiality. The Parties agree that monetary damages would be inadequate to compensate non-disclosing party for the disclosing party's breach of its obligations under Section 6.1 or 6.2. The Parties accordingly agree, subject to Section 10, that either Party shall be entitled to equitable relief, by way of injunction or otherwise, if the other Party breaches or threatens to breach its obligations under Section 6.1 or 6.2.


                                    SECTION 7

                                     DEFAULT



7.0      Event of Default.

         7.1 Any one of the following shall constitute an event of default under this Agreement:

                  7.1.a. A material breach of any material term or condition of this Agreement, including, but not limited to, any material breach of a representation, warranty or covenant made in this Agreement, including the Appendices or Owner's failure to comply with the provisions of Sections 3 and 14.

                  7.1.b. The appointment of a receiver or liquidator or trustee for either Party or of any property of a Party, and such receiver, liquidator or trustee is not discharged within sixty (60) days;

                  7.1.c. The entry of a decree adjudicating a Party or any substantial part of the property of a Party bankrupt or insolvent, and such decree is continued undischarged and unstayed for a period of sixty (60) days; or

                  7.1.d. The filing of a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law by a Party or against it.

         7.2 The following shall apply when there is an event of default:

                  7.2.a. Upon the occurrence of an event of default, the Party not in default must give written notice of the default to the defaulting Party. Such notice shall set forth, in reasonable detail, the nature of the default and, where known and applicable, the steps necessary to cure such default. Subject to Section 7.3, the defaulting Party shall have thirty (30) days following receipt of such notice either to (i) cure such default, or (ii) commence in good faith all such steps as the non-defaulting Party may, in its reasonable judgment, determine to be necessary and appropriate to cure such default in the event such default cannot, in the reasonable judgment of such non-defaulting Party, be completely cured within such thirty (30) day period.

                  7.2.b. If the Owner fails to cure such default or take such steps as provided under Section 7.2.(a) above, this Agreement may be terminated by NYSEG by providing written notice to Owner. This Agreement shall thereupon terminate as of the date specified in NYSEG's notice and NYSEG may exercise all such rights and remedies as may be available to it to recover damages caused by such default. Except as provided in this Section 7.2.b. below, Owner shall not have the right to terminate this Agreement as a result of a default by NYSEG. If, and only if, NYSEG is in default for failure to make payments as described in
                           Section 5.4 and NYSEG fails to
                           cure or take steps to cure such default, then Owner may, provide sixty (60) days' written notice to NYSEG of Owner's intent to terminate this Agreement which termination shall be in accordance with the requirements of the Federal Power Act and FERC's rules and regulations (including 18
                           C.F.R.Section 35.15).

                  7.2.c. Notwithstanding the foregoing, upon the occurrence of any such event of default, the non-defaulting Party shall be entitled (i) to commence an action to require the defaulting Party to remedy such default and specifically perform its duties and obligations hereunder in accordance with the terms and conditions hereof, and (ii) to exercise such other rights and remedies as it may have at equity or at law.

         7.3 Notwithstanding anything in this Agreement to the contrary and without waiving or limiting NYSEG's other rights hereunder: (a) if the Owner's failure to comply with the provisions of Sections 3.0 and 14.0 and Schedules 1 and 2 of this Agreement creates or is likely to create an imminent threat to the reliable operation of the electric system in NYSEG's Ithaca Division, NYSEG (i) shall have no obligation to permit the Owner an opportunity to cure that event of default, and (ii) NYSEG shall have the right to take immediately all reasonable steps and/or to exercise immediately all remedies available under this Agreement, or at law or in equity, in order to cure such default; and (b) if there is an Occurrence (as that term is defined in Section 3.8.), Owner shall be obligated to pay NYSEG the amounts set forth in Section 3.8.a. regardless of whether Owner cures the event of default within the period specified in Section 7.2.a.

                                    SECTION 8
                                 INDEMNIFICATION

8.0      Indemnification.

         8.1 Owner's Indemnification. The Owner shall indemnify and hold harmless and defend NYSEG, its parent, affiliates, and successors, and their officers, directors, employees, agents, subcontractors, and successors, from and against any and all claims, demands, liabilities, costs, losses, judgments, damages and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by NYSEG in any actions or proceedings between NYSEG and a third party, the Owner, or any other party) for damage to property, injury to or death of any person, including NYSEG's employees, the Owner's employees and their affiliates' employees, or any third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by the Owner and/or its officers, directors, employees, agents, and subcontractors arising out of or connected with this Agreement.

         8.2 NYSEG's Indemnification. NYSEG shall indemnify and hold harmless and defend Owner, its parent, affiliates, and successors, and their officers, directors, employees, agents, subcontractors, and successors, from and against any and all claims, demands, liabilities, costs, losses, judgments, damages and expenses (including, without limitation, reasonable attorney and expert fees, and disbursements incurred by Owner in any actions or proceedings between Owner and a third party, NYSEG, or any other party) for damage to property, injury to or death of any person, including Owner's employees, NYSEG's employees and their affiliates' employees, or any third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by NYSEG and/or its officers, directors, employees, agents, and subcontractors arising out of or connected with this Agreement.

         8.3 Indemnification Procedures. If either Party intends to seek indemnification under this Section 8 from the other Party, NYSEG or the Owner, as the case may be, shall give the the other Party notice of such claim within ninety (90) days of the commencement of, or NYSEG's or the Owner's, as the case may be, actual knowledge of, such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by NYSEG or the Owner, as the case may be. To the extent that the other Party will have been actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the other Party under the provisions for indemnification contained in this Agreement. Neither Party may settle or compromise any claim without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed.

         8.4 Survival. The indemnification obligations of Owner and NYSEG under this Section 8 for acts or occurrences prior to expiration, termination, or cancellation of this Agreement shall continue in full force and effect regardless of whether this Agreement expires or terminates, or is canceled, surrendered or completed. Such obligations shall not be limited in any way by any limitation on insurance, by the amount or types of damages, or by any compensation or benefits payable by the Parties under worker's compensation acts, disability benefit acts or other employee acts, or otherwise.


                                    SECTION 9

                                  FORCE MAJEURE


9.0      Force Majeure.

         9.1 Notwithstanding anything in this Agreement to the contrary, the Owner and NYSEG shall not be liable in damages or otherwise or responsible to the other for its failure to carry out any of its obligations under this Agreement, other than any obligation to pay an amount when due, if and only to the extent that it is unable to so perform or is prevented from performing by an event of Force Majeure (as defined in Section 9.2).

         9.2 The term "Force Majeure," as used herein, means those causes beyond the reasonable control of the Party affected, which by the exercise of reasonable diligence, including Good Utility Practice, that Party is unable to prevent, avoid, mitigate, or overcome, including the following: any act of God, labor disputes (including a strike, slowdown, or other labor dispute), act of the public enemy, war, insurrection, riot, fire, storm or flood, severe weather disturbance, lighting, explosion, electric system disturbance, order, government decree or rule, regulation or restriction imposed by governmental, military or lawfully-established civilian authorities, or any other cause of a similar nature beyond a Party's reasonable control. The cost to operate and/or maintain Milliken shall not be deemed an event of Force Majeure.

         9.3 If a Party shall rely on the occurrence of an event or condition described above as a basis for being excused from performance of its obligations under this Agreement, then the Party relying on the event or condition shall: (a) provide prompt written notice of such Force Majeure event to the other Party giving a detailed written explanation of the Force Majeure event and an estimation of its expected duration and the probable impact on the performance of its obligations hereunder; (b) exercise all reasonable efforts in accordance with Good Utility

Practice to continue to perform its obligations under this Agreement; (c) expeditiously take action to correct or cure the event or condition excusing performance, provided that settlement of labor disputes will be completely within the sole discretion of the Party affected by such labor dispute; (d) exercise all reasonable efforts to mitigate or limit damages to the other Party; and (e) provide prompt notice to the other Party of the cessation of the event or condition giving rise to its excuse from performance.


                                   SECTION 10
                             LIMITATION OF LIABILITY

10.0     Limitation of Damages.

         10.1 Except for indemnity obligations set forth in Section 8, neither NYSEG nor the Owner, nor their respective officers, directors, agents, employees, parents, affiliates, successors, assigns, or subcontractors nor their respective officers, directors, agents, employees, successors, assigns, or subcontractors shall be liable to the other Party or its parent, subsidiaries, affiliates, officers, directors, agents, employees, successors, assigns, or subcontractors for claims, suits, actions, causes of action or otherwise for incidental, punitive, special, indirect, multiple or consequential damages (including attorneys' fees or litigation costs) connected with, or resulting from, performance or non-performance of this Agreement, or any actions undertaken in connection with, or related to this Agreement, including, without limitation, any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty or strict liability.

         The provisions of this Section 10.1 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion or expiration of this Agreement.

         10.2 If NYSEG defaults in the performance of any covenant, warranty, or obligation under this Agreement, and such default is not excusable due to an event of Force Majeure or due to the Owner's default in its performance under this Agreement, NYSEG's liability to the Owner shall be limited to the Owner's direct damages incurred by the Owner as a result of such default by NYSEG.

         The provisions of this Section 10.2 shall survive termination, cancellation, suspension, completion or expiration of this Agreement.


                                   SECTION 11
                               ADDITIONAL REMEDIES

11.0     Additional Remedies.

         To the extent NYSEG elects to pursue an equitable remedy in response to Owner's breach of this Agreement and such breach has or is likely to have a material adverse impact on the reliability of the electric system in the Ithaca Division, Owner hereby irrevocably waives Owner's right to assert that an adequate legal remedy exists.


                                   SECTION 12
                                    DISPUTES

12.0     Disputes.

         12.1 Any disagreement between NYSEG and the Owner as to their rights and obligations under this Agreement shall first be addressed by the Parties. In the event that representatives of the Owner and NYSEG are unable in good faith, to satisfactorily resolve their disagreement, they shall refer the matter to their respective senior management. If after using their good faith best efforts to try to resolve the dispute, senior management cannot resolve the dispute in 30 days, either Party may exercise any right or remedy available pursuant to this Agreement or at law or in equity.


                                   SECTION 13

                                 REPRESENTATIONS

13.0     Representations.

         13.1 Representations of NYSEG. NYSEG represents and warrants to the Owner as follows:

                  13.1.a. Organization. NYSEG is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and NYSEG has the requisite corporate power and authority to carry on its business as now being conducted.

                  13.1.b. Authority Relative to this Agreement. NYSEG has the requisite power and authority to execute and deliver this Agreement and, subject to the procurement of applicable regulatory approvals, to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by all required corporate action. The Agreement has been duly and validly executed and delivered by NYSEG and constitutes a legal, valid and binding agreement of NYSEG.

                  13.1.c. Regulatory Approval. NYSEG has obtained, or will obtain by the Transfer Date, any and all approvals of, and given any notice to, any public authority that are required for NYSEG to execute and deliver this Agreement and shall cooperate with Owner to the extent reasonably required by Owner to obtain the regulatory approvals referred to in Section 13.2.c.

                  13.1.d. Compliance With Law. NYSEG represents and warrants that it is not in violation of any applicable law, statute, order, rule, regulation, or judgment promulgated or entered by any federal, state, or local governmental authority, which violation would affect NYSEG's performance of its obligations under this Agreement. NYSEG represents and warrants that it will comply with all applicable laws, rules, regulations, codes, and standards of all Federal, state, and local governmental agencies having jurisdiction over NYSEG or this Agreement.

         13.2 Representations of the Owner. The Owner represents and warrants to NYSEG as follows:

                  13.2.a. Organization. The Owner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and the Owner has the requisite power and authority to carry on its business as now being conducted.

                  13.2.b. Authority Relative to this Agreement. The Owner has the requisite power and authority to execute and deliver this Agreement and, subject to the procurement of applicable regulatory approvals, to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by all required corporate action. This Agreement has been duly and validly executed and delivered by the Owner and constitutes a legal, valid and binding agreement of the Owner.

                  13.2.c. Regulatory Approval. The Owner has obtained, or will obtain by the Transfer Date, any and all approvals of, and given any notice to, any public authority that are required for the Owner to execute and deliver this Agreement and shall cooperate to the extent reasonably required by NYSEG to obtain the regulatory approvals referred to in Section 13.1.c.

                  13.2.d. Compliance With Law. The Owner represents and warrants that it is not in violation of any applicable, law, statute, order, rule, regulation or judgment promulgated or entered by any Federal, state, or local governmental authority, which violation would affect the Owner's performance of its obligations under this Agreement. The Owner represents and warrants that it will comply with all applicable laws, rules, regulations, codes, and standards of all Federal, state, and local governmental agencies having jurisdiction over the Owner or this Agreement.

         13.3 Representations of Both Parties. The representations and warranties in Sections 13.1.d. and 13.2.d. shall continue in full force and effect for the term of this Agreement.


                                   SECTION 14
                     ASSIGNMENT/CHANGE IN CORPORATE IDENTITY

14.0     Assignment/Change in Corporate Identity.

         14.1 This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned, except to an Affiliate of NYSEG that owns all or part of its transmission system or to an Affiliate of Buyer that owns Milliken, by or through any Party hereto, whether by operation of law or otherwise, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any assignment of this Agreement in violation of the foregoing shall be, at the option of the non-assigning Party, void. Notwithstanding the foregoing, the Owner may assign, transfer, convey, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institution(s) for the purposes of financing or refinancing the acquisition of Milliken, which assignment, transfer, conveyance, pledge or disposition may be upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, pledges, conveyances or dispositions in lieu thereof; provided, however, that no such assignment, transfer, conveyance, pledge or disposition shall relieve or in any way discharge the Owner from the performance of its duties and obligations under this Agreement. NYSEG agrees to execute and deliver, at the Owner's expense, such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder for purposes of the financing or refinancing of the acquisition of Milliken, so long as NYSEG's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

         14.2 No assignment, transfer, conveyance, pledge or disposition of rights, interests, duties or obligations under this Agreement by a Party shall relieve the Party from liability and financial responsibility for the performance thereof after any such transfer, assignment, conveyance, pledge or disposition unless and until the transferee or assignee shall agree in writing to assume the obligations and duties of that Party under this Agreement and non-assigning Party has consented in writing to such assumption and to a release of the assigning Party from such liability.

         14.3 If the Owner terminates its existence as a corporate entity, if the Owner merges into, is acquired by, is sold to or consolidates with another business entity, or if all or substantially all of the Owner's assets are transferred to another person or business entity without complying with this
Section 14, NYSEG shall have the right, enforceable in a court of competent jurisdiction, to enjoin the Owner's successor from using Milliken in any manner that does not comply with the requirements of this Agreement.

         14.4 Any direct or indirect assignment, sale, conveyance, lease, or other transfer of Milliken, whether by operation of law or otherwise, shall be null and void unless, with NYSEG's prior written consent, the transferee of Milliken assumes all of the Owner's right, title and interest in and to this Agreement, and all of the Owner's rights, interests, duties and obligations hereunder.

                                   SECTION 15

                                 SUBCONTRACTORS


15.0     Subcontractors.

         15.1 Nothing in this Agreement shall prevent the Parties from utilizing the services of subcontractors as they deem appropriate; provided, however, that each Party shall require each subcontractor to perform its obligations under this Agreement and to comply with the terms and conditions of this Agreement.

         15.2 The creation of any subcontract relationship shall not relieve the hiring Party of any of its obligations under this Agreement. Subject to Section 10, each Party shall be fully responsible to the other Party for the acts and/or omission of any subcontractor it hires as if no subcontract had been made. Any obligation imposed by this Agreement upon Party, where applicable, shall be equally binding upon, and shall be construed as having application to, any subcontractor of such Party.

                                   SECTION 16
                                 LABOR RELATIONS

16.0 Labor Relations. NYSEG and the Owner agree to notify the other Party immediately orally, and then in writing, of any labor dispute (including a strike or other labor dispute) or anticipated labor disturbance of which its management has actual knowledge that may reasonably be expected to affect the operations of the other Party with respect to this Agreement.

                                   SECTION 17
                          INDEPENDENT CONTRACTOR STATUS

17.0 Independent Contractor Status. Nothing in this Agreement shall be construed as creating any relationship between NYSEG and the Owner other than that of independent contractors.

                                   SECTION 18

                                     NOTICES

18.0     Notices.

         18.1 On or prior to the effective date of this Agreement, each Party shall indicate to the other Party, by notice, the appropriate persons and their telephone numbers (including one or more alternates) during each eight-hour work shift to contact in the event of an emergency, or a scheduled or forced interruption. The notice last received by a Party shall be effective until modified in writing by the other Party.

         18.2 Except as otherwise provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and will be deemed to have been duly given if so given) by hand delivery, telecopy (confirmed in writing) or telex, or by mail (registered or certified, postage prepaid) to the respective Parties as follows:



                  For NYSEG:


                  New York State Electric & Gas Corporation
                  Corporate Drive
                  Kirkwood Industrial Park
                  Binghamton, NY  13902-5225
                  Attn:  Denis E. Wickham
                         Senior Vice President - Energy Operating Services


                  with a copy to:


                  John Kobuskie
                  Manager - Electric Supply, Planning and Procurement New York State Electric & Gas Corporation
                  Corporate Drive
                  Kirkwood Industrial Park
                  Binghamton, New York  13902-5225

                  For Owner:

                  AES NY, L.L.C.
                  1001 North 19th Street
                  Arlington, Virginia  22209
                  Attn:  Project Manager

                  with a copy to:

                  Chadbourne & Parke LLP
                  30 Rockefeller Plaza
                  New York, New York  10112
                  Attn:  Richard Sonkin, Esq.


or such other address as is furnished in writing by such Party; and any such notice or communication given by mail, telecopy or telex shall be deemed to have been given as of the date so mailed or transmitted as the case may be.


                                   SECTION 19
                          NO THIRD PARTY BENEFICIARIES

19.0 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any person, other than the Parties, any rights or remedies under or by reason of this Agreement.


                                   SECTION 20
                                    HEADINGS

20.0 Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and do not affect the meaning or interpretation of this Agreement.


                                   SECTION 21

                                     WAIVER

21.0 Waiver. Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by the Party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent failure of the first Party to comply with such obligation, covenant, agreement, or condition.

                                   SECTION 22
                                  COUNTERPARTS

22.0 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same Agreement and each of which will be deemed an original.

                                   SECTION 23
                                  GOVERNING LAW

23.0     Governing Law.

         23.1 Laws and Regulations. This Agreement and all rights, obligations, and performances of the Parties hereunder, are subject to all applicable Federal and state laws, and to all duly-promulgated orders and other duly-authorized action of governmental authorities having jurisdiction.

         23.2 When not in conflict with or preempted by Federal law, this Agreement will be governed by and construed in accordance with the law of the State of New York, without giving effect to the conflict of law principles thereof. Except for those matters covered in this Agreement that are jurisdictional to the FERC or the appellate courts having jurisdiction over FERC matters, any action arising out of or concerning this Agreement must be brought in the federal or state courts of the State of New York. Both Parties hereby consent to the exclusive jurisdiction of the State of New York for the purpose of hearing and determining any action not preempted by Federal law or not within the jurisdiction of the FERC.


                                   SECTION 24
                                  SEVERABILITY

         24.0 Severability. In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court or regulatory authority of competent jurisdiction, the Parties shall, to the extent possible, negotiate an equitable adjustment to the provisions of this Agreement with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions hereof shall not be affected by such holding.

                                   SECTION 25
                                   AMENDMENTS

         25.0     Amendments.

         Except as otherwise provided in Sections 2.0 and 3.6 hereof:

                  25.1 the rates, terms and conditions contained in this Agreement are not subject to change under Sections 205 or 206 of the Federal Power Act, as either section may be amended or superseded, absent the mutual written agreement of the Parties;

                  25.2 it is the intent of this Section 25 that, to the maximum extent permitted by law, the rates, terms and conditions in this Agreement shall not be subject to change, regardless of whether such change is sought (a) by the FERC acting sua sponte on behalf of a Party or third party, (b) by a

                               Party, (c) by a third party, or (d) in any other manner; and

                  25.3 this Agreement may be amended, modified, or supplemented only by written agreement of both NYSEG and the Owner.


                                   SECTION 26
                                    INSURANCE

         26.0     Insurance.

         26.1 The Owner agrees to maintain, at its own cost and expense, fire, liability, worker's compensation, and other forms of insurance relating to its property and facilities in the manner, and in the minimum amounts, and for the durations set forth in Schedule 3 to this Agreement (which is attached hereto and incorporated by reference herein).

         26.2 The Owner agrees to furnish to NYSEG certificates of insurance evidencing the insurance coverage set forth in Schedule 3. The Owner agrees to notify NYSEG of any policies maintained hereunder written on a "claims made" basis. NYSEG may require Owner to maintain tail coverage for five years on all policies written on a "claims made" basis.

         26.3 Every contract of insurance providing the coverages required in
Schedule 3 shall include provisions or endorsements (a) stating that such insurance is primary insurance with respect to the interest of NYSEG and that any insurance maintained by NYSEG is excess and not contributory insurance required hereunder, and (b) if available on commercially reasonable terms providing that no reduction, cancellation or expiration of the policy shall be effective until thirty (30) days from the date written notice thereof is actually received by NYSEG. Upon the Owner's receipt of any notice of reduction, cancellation or expiration, the Owner shall immediately notify NYSEG in accordance with Section 18.

         26.4 NYSEG and its affiliates shall be named as additional insureds on the general liability insurance policies set forth in Schedule 3 as regards liability under this Agreement.

         26.5 The Owner shall provide and shall continue to provide to NYSEG during the term of this Agreement (including any extensions), by delivering to its corporate office at Corporate Drive, Kirkwood Industrial Park, Binghamton, New York 13902-5225, Attention: Denis E. Wickham, Senior Vice President, Energy Operating Services, properly executed and current certificates of insurance relative to insurance policies. Certificates of insurance shall provide the following information:

                  (i) Name of insurance company, policy number and expiration date.

                  (ii) The coverage required and the limits on each, including the amount of deductibles or self-insured retentions, which shall be for the account of the Owner.

                  (iii) A statement indicating that NYSEG shall receive at least thirty (30) days prior written notice of cancellation or reduction of liability limits with respect to said insurance policies (if available on commercially reasonable terms), and

                  (iv) To the extent applicable, a statement indicating that NYSEG has been named as an additional insured.

         26.6 A copy of each insurance policy, certified as a true copy by an authorized representative of the issuing insurance company, or in lieu thereof or in addition thereto, at NYSEG's discretion, a certificate in form satisfactory to NYSEG certifying to the issuance of such insurance, shall be furnished to NYSEG not less than ten (10) days prior to the Transfer Date and fifteen (15) days prior to the expiration date of each such policy and/or certificate.

         26.7 NYSEG shall have the right to inspect the original policies of insurance applicable to this Agreement at the Owner's place of business during regular business hours.


                                   SECTION 27
                                ENTIRE AGREEMENT



         27.0 Entire Agreement. This Agreement, together with the APA, IA, Easement Agreement, Transmission Assignment Agreement, and the New York Transition Agreement, each between the Parties, constitute the entire understanding between the Parties, and supersede any and all previous understandings, oral or written, which pertain to the subject matter contained herein.


                                   SECTION 28
                               FURTHER ASSURANCES

         28.0 Further Assurances. The Parties hereto agree to promptly execute and deliver, at the expense of the Party requesting such action, any and all other and further instruments, documents and information which may be reasonably requested in order to effectuate the transactions contemplated hereby.

         Owner hereby agrees to cooperate with, and to assist, NYSEG in acquiring any regulatory approval necessary to effectuate this Agreement, which obligation will include without limitation, filing of testimony, and preparation of other documents and witnesses.

         IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the date first above written.

                                        NEW YORK STATE ELECTRIC
                                             & GAS CORPORATION


                                        By:
                                              Name:  Kenneth M. Jasinski
                                              Title: Executive Vice President



                                        AES NY, L.L.C.


                                        By:
                                              Name:  Henry Aszklar
                                              Title: Manager

                                   Schedule 1

                          COSTS TO BE USED IN COMPUTING
                           NYSEG'S PAYMENT OBLIGATION


Milliken Unit 1


a)       Minimum Generation Level:  70 MW(1)

b)       Cold Start-up Cost (if applicable): $18,900 x FOI

c)       Warm Start-up Cost (if applicable): $13,000 x FOI

d)       Minimum Generation Cost (if applicable):  $1,030/hr (@70 MW) x CI

e) Incremental Cost Curve (Unit 1) (if applicable): cost in dollars = ($ 0.01953 x__ MW + $11.29) x CI



Milliken Unit 2


a)       Minimum Generation Level:  70 MW

b)       Cold Start-up cost (if applicable): $18,900 x FOI

c)       Warm Start-up Cost (if applicable): $13,000 x FOI

d)       Minimum Generation Cost (if applicable): $1,060/hr (@70 MW) x CI

e) Incremental Cost Curve (Unit 2) (if applicable): cost in dollars = ($0.01465 x__MW + $11.41) x CI


------------------
(1) Subject to NYSEG's prior written agreement, Owner may decrease the Minimum Generation Level and associated costs for either or both Milliken units.

         Where "FOI" is the Fuel Oil Price Index (as described herein) divided by the Base Fuel Oil Price Index (as described herein) and "CI" is the Coal Price Index (as described herein) divided by Base Coal Price Index (as described herein); and



         Where,



     Fuel Oil Price Index      =    The Fuel Oil Price Index shall be based on
                                    the Producer Price Index ("PPI") for Light
                                    Fuel Oils (Commodity Code 0573) as published by the U.S. Department of Labor, Bureau of Labor Statistics ("BLS") (adjusted annually, as set forth below).


     Base Fuel Oil Price Index =    The Base Fuel Oil Price Index shall be the
                                    PPI for December 1997, which was 59.5.


     Coal Price Index          =    The Coal Price Index shall be based on the
                                    Producer Price Index (PPI) for Bituminous
                                    Coal (Commodity Code 0512, sub-code 0203) as published by the BLS (adjusted annually, as set forth below).


     Base Coal Price Index     =    The Base Coal Price Index shall be the PPI
                                    Bituminous Coal for December 1997, which was
                                    96.8.


     NOTES: New price indices will be effective on April 1st of each year. These revised indices will be based on the Fuel Oil Price Index and Coal Price Index for the previous 12-month period based on the updated price index for the month of December of that year.

                                   Schedule 2

                             SCHEDULE AND PROCEDURES
                            DIRECTING THE START-UP OF
                                A MILLIKEN UNIT*


B. If the Day-Ahead Market (as described in the ISO Tariff) is operational:


11 a.m. ISO posts results (unit commitment, day-ahead schedules and bilateral schedules) from day-ahead market.


by 12 noon                 NYSEG notifies Owner if Milliken Conditions exist for
                           following day or for the following weekend days and/or Monday (i.e., the days being scheduled in the day-ahead market.)**


by 2 p.m.                  Owner notifies NYSEG of its schedules, pursuant to
                           Sections 3.2.b. and 3.2.c.2, including whether both units have been committed in the competitive market for the following day and any additional days identified in NYSEG's notice, and for which hours the units are committed.


by 3 p.m.                  NYSEG notifies Owner that NYSEG is requiring Owner to
                           operate one or both units on the following day and any other days identified in NYSEG's notice, including the consecutive hours during which NYSEG will require one or both units to operate.


by 4 p.m.                  Owner submits to the ISO its hourly bid schedule for
                           the real time SCD market for the hours of the following days in which Owner is required by NYSEG to operate one or both units, as per this Agreement.


B. If the Day-Ahead Market (as described in the ISO Tariff) is not operational:


by 10:00 a.m.              NYSEG notifies Owner that the Milliken Conditions
                           exist on the next day(s).


by 11:00 a.m.              Owner notifies NYSEG of Owner's schedules for both
                           Milliken units on the following day, including all information required under this Agreement, including
                           Sections 3.2.b. and 3.2.c.(2), and a tentative schedule for the following six days that shall state whether each unit is expected to operate at the Minimum Generation Level or higher during each hour of such six-day period.


by 12:00 noon              NYSEG notifies Owner whether NYSEG is requiring Owner
                           to operate one or both Milliken on the following day(s) when the unit(s) are required to operate on the following day(s).

by 1:00 p.m.               The Parties will submit any required schedules to
                           NYPP.


* Subject to Section 3.6, the Parties will modify the above schedule, as may be necessary, to conform to the ISO's or NYPP's procedures.

** For Holidays (as defined herein), the schedule will be adjusted accordingly.

                                   Schedule 3

                         MINIMUM INSURANCE REQUIREMENTS



(1) Worker's Compensation Insurance in accordance with statutory requirements including Employer's Liability Insurance with limits of not less than $1 million per occurrence and endorsement providing insurance for obligations under the U.S. Longshoremen's and Harbor Worker's Compensation Act and the Jones Act, where applicable.


(2) Commercial General Liability Insurance including, but not limited to, bodily injury, property damage, products/completed operations, contractual and personal injury liability with a combined single limit of at least $2 million per occurrence, at least $5 million annual aggregate.


(3) Excess (Umbrella) Liability Insurance providing excess general liability, automobile and employers' liability with a combined single limit of at least $5 million.


(4) All Risk Property Insurance including Boiler and Machinery against damage to all owned, leased or operated property that is part of the facility within limits consistent with industry practice.


(5) Automobile Liability Insurance including owned, non-owned and hired automobiles with combined bodily injury and property damage limits of at least $1 million per occurrence, $2 million aggregate.